Exhibit 8.1

Baker, Donelson, Bearman, Caldwell and Berkowitz, PC

Letterhead

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Macquarie Equipment Leasing Fund, LLC

c/o Macquarie Asset Management Inc.

225 Franklin St, 26th Floor

Boston MA 02110

Ladies and Gentlemen:

We are counsel to Macquarie Equipment Leasing Fund, LLC, a Delaware limited liability company (the “Fund”), in connection with its Registration Statement on Form S-1 (File No.              and all amendments thereto (the “Registration Statement”)), filed by the Fund with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale of up to 15,000,000 shares of membership interest in the Fund and up to an additional 800,000 shares of membership interest in the Fund pursuant to the Fund’s distribution reinvestment plan (the “Offered Shares”). We have been asked to provide opinions on certain federal income tax matters relating to the Fund pursuant to Item 601(b)(8) of Regulation S-K. The capitalized terms used in this letter and not otherwise defined herein shall have the meaning ascribed to them in the latest dated Prospectus of the Fund included in the Fund’s Registration Statement (the “Prospectus”).

For purposes of this opinion letter, we have examined and relied upon the following documents:

1.	A copy of the Prospectus;

2.	The Certificate of Formation of the Fund, filed with the Secretary of the State of Delaware on August 21, 2008 as certified by Secretary of the State of Delaware, the Manager of the Fund (the “Manager”), on the date hereof as being true, correct and complete, and in full force and effect;

3.	A copy of the Limited Liability Company Operating Agreement of the Fund, as amended through the date hereof, as certified by the Manager on the date hereof as being true, correct and complete, and in full force and effect;

4.	The Certificate dated as of even date herewith, delivered to us by the Fund; and

5.	Such other additional instruments and documents, representations of the Fund and of certain other persons, and such matters of law, all as we have deemed necessary or appropriate for purposes of this opinion.

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In our examination, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity of each person executing a document to so act. For purposes of the opinions contained herein, we have assumed, with your consent, the following:

•	that the documents shown to us are true, correct and complete and we have been shown all modifications to such documents;

•	that the documents shown to us as certified or photostatic copies of original documents conform to the original documents;

•	that the documents listed above that have been reviewed in proposed or draft form will be executed in substantially the same form as the documents that we have reviewed; and

•

that all of the representations, factual assumptions and statement of the Fund set forth in the section of the Prospectus (and all amendments thereto) entitled “Federal Income Tax Consequences”, are true and correct, and that all obligations imposed by any such documents on the parties thereto, and all obligations described in the Prospectus, as amended, that are assumed, represented or intended to be effected by the Fund in such documents to maintain its classification as a partnership for federal income tax purposes, have been and will be performed or satisfied in accordance with their terms.

Our opinions are based upon the facts described in the Prospectus (and all amendments thereto) and upon facts as they have been represented to us or determined by us as of this date. Any inaccuracies in or alterations of such facts may adversely affect our opinions. For purposes of our opinions, we have relied upon the representations made by the officers and directors of the Manager of the Fund as set forth in the Prospectus (and all amendments thereto) and elsewhere, including the Certificate, and we have not made an independent investigation of the facts or representations set forth in such documents. Further, our opinions are based upon existing statutory law and current applicable Treasury Regulations promulgated or proposed under the Internal Revenue Code of 1986, as amended (the “Code”), current published administrative positions of the Internal Revenue Service (the “Service”), and judicial decisions, all of which are subject to change either prospectively or retroactively, which changes could cause this opinion to no longer be valid.

We hereby confirm to you the opinions and statement attributed to us in the section of the Prospectus entitled “Federal Income Tax Consequences” subject to all the statements, representations and assumptions accompanying such opinions and statements. In particular we are of the opinion that:

1.	The Fund will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation, and will not be treated as a publicly traded partnership. As a result, the Fund will not be subject to federal income taxation but will be required to file a partnership information tax return each year. Each member will be required to take into account, in computing such member’s federal income tax liability, his or her distributive share of all items of income, gain, loss, deduction or credit (including items of tax preference) of the Fund, and will be subject to tax on such income or gain even if the Fund does not make any cash distributions.

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2.	The statements in the Prospectus set forth under the caption “Federal Income Tax Consequences,” to the extent such statements constitute matters of federal income tax law, or legal conclusions with respect thereto, have been reviewed by us and more likely than not are correct in all material respects.

As noted in the Prospectus set forth under the caption “Federal Income Tax Consequences,” several material matters are uncertain at this time, including but not limited to, the terms of the Fund’s leases of equipment, the class lives of the particular equipment to be acquired, the proportion of the equipment that will be used predominately outside the United States and other factors affecting the eligibility of the equipment to be depreciated under accelerated methods. Accordingly, we are not able to offer an overall evaluation of the extent to which the tax benefits, in the aggregate, are likely to be realized.

Please note that the Prospectus further states that the Fund’s classification and taxation as a partnership will depend upon its ability (based on its actual operations) to meet the requirements set forth to be classified as a partnership and not as a publicly traded partnership. We will not review compliance with such requirements on a continuing basis or issue any opinions in the future, unless expressly requested to do so.

This opinion does not address the tax consequences that may be relevant to particular categories of non-individual investors who may be subject to special treatment under the Code (including, but not limited to, financial institutions, tax-exempt organizations, mutual funds, insurance companies, S corporations or other pass-through entities, dealers in securities or foreign currency, foreign holders, trusts or estates).

You should note that the opinions contained herein have no binding effect on the Service or official status of any kind. Thus, in the absence of a letter ruling from the Service, there can be no assurance that the Service will not challenge the conclusions or propriety of any of our opinions, nor can there be assurance that, if challenged, the Fund will prevail on such issues. In addition, the federal income tax laws are uncertain as to many of the tax matters material to an investment in the Fund and, therefore, it is not possible to predict with certainty future legal developments, including the manner in which courts will decide various issues if litigated. Accordingly, there can be no assurance of the outcome of the issues on which we are opining.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Offered Shares pursuant to the Prospectus, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

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We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the references to our firm in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or under the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ A Professional Corporation

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